                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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                                Gannett Co Inc.
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

                                 [Gannett Logo]

Douglas H. McCorkindale
Chairman, President
and Chief Executive Officer                 March 22, 2002

Dear Shareholder:

     On behalf of your Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders to be held on Tuesday, May 7, 2002, at 10:00 a.m., at the Company's headquarters located at 7950 Jones Branch Drive, McLean, Virginia.

     At this meeting you will be asked to vote for the election of two directors and for the election of PricewaterhouseCoopers as the Company's independent auditors for 2002. These matters are discussed in detail in the attached proxy statement.

     Your Board of Directors believes these proposals are in the best interests of the Company and its shareholders and recommends that you vote for them.

     There is one shareholder proposal that we understand will be presented for consideration at the meeting. The shareholder proposal is discussed in the attached proxy statement. Your Board believes this proposal is not in the best interests of the Company and its shareholders and recommends that you vote against it.

     It is important that your shares be represented at the meeting whether or not you plan to attend. Please note that this year you may vote your shares by telephone, online or by mail. The toll-free telephone number, Internet address and instructions are shown on the enclosed proxy card. Alternatively, you can vote by signing and dating the proxy card and returning it in the envelope provided.

     An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the proxy statement for instructions about obtaining tickets.

     Thank you for your continued support.

                                   Cordially,

                                   /s/ Douglas H. McCorkindale

                                   Douglas H. McCorkindale

         7950 Jones Branch Drive, McLean, Virginia 22107 (703) 854-6000

                                 [Gannett Logo]

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 7, 2002
                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company's headquarters, 7950 Jones Branch Drive, McLean, Virginia, at 10:00 a.m. on May 7, 2002 for the following purposes:

        (1) to elect two directors;

        (2) to act upon a proposal to elect PricewaterhouseCoopers as the Company's independent auditors for the 2002 fiscal year;

        (3) to consider a shareholder proposal; and

        (4) to transact such other business, if any, as may properly come before the meeting.

     The Board of Directors has set the close of business on March 8, 2002 as the record date to determine the shareholders entitled to notice of and to vote at the meeting.

     YOUR VOTE IS IMPORTANT. PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD TO VOTE USING THE INTERNET OR BY TELEPHONE, OR VOTE BY SIGNING AND DATING THE PROXY CARD AND RETURNING IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                            By Action of the Board of Directors

                                            /s/ Thomas L. Chapple

                                            Thomas L. Chapple
                                              Secretary

McLean, Virginia
March 22, 2002

                                 [Gannett Logo]

                                PROXY STATEMENT

                      2002 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gannett for the Annual Meeting of Shareholders to be held on May 7, 2002.

     The Board set March 8, 2002 as the record date. Shareholders of record on that date may attend and vote at the Annual Meeting or have their votes by proxy counted if they do not attend in person. On that date, there were 266,457,262 shares of Common Stock outstanding and entitled to vote. Each share is entitled to one vote. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on March 8, 2002 will constitute a quorum to conduct business. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting. Proxies held in a broker's account that are not voted by the broker or other nominee ("broker non-votes") on some but not all matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares present and entitled to vote at the Annual Meeting with respect to those matters for which no vote was cast.

     Admission to the meeting is by ticket only. We will provide each shareholder with one admission ticket. Either you or your proxy are allowed to use your ticket. If you are a shareholder of record and plan to attend the meeting, please complete and mail the enclosed post card to request a ticket. If you vote using the Internet or by telephone, you can request a ticket when you vote. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the meeting, you will need to send a written request for a ticket, along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership, to: Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, VA 22107. Requests for admission tickets will be processed in the order in which they are received and must be received by no later than April 30, 2002. If you decide not to attend the meeting, please return your ticket to the Secretary, Gannett Co., Inc. at the above address.

     To assist the Company in reducing costs related to the Annual Meeting, we ask all shareholders who vote via the Internet to consent to electronic delivery of mailings related to future annual shareholder meetings. Companies may make their proxy statements and annual reports available online and eliminate mailing hard copies of these documents to those shareholders who consent in advance to electronic distribution. If you hold shares in your own name and you are voting via the Internet, you can consent online when you vote. If you hold shares through an intermediary such as a bank or broker, please refer to the information provided by your bank or broker for instructions on how to consent to electronic distribution.

     You may grant a proxy either by signing a proxy card, by telephone or using the Internet. Shares represented by proxies will be voted as directed by the shareholder. Unless you direct otherwise, your shares will be voted for the Board's nominees for the Board of Directors, for the election of auditors and against the shareholder proposal. If you deliver a proxy by mail, by telephone or via the

Internet, you have the right to revoke it in writing (by another proxy bearing a later date), by phone (by another call at a later time), via the Internet (by voting online at a later time), by attending the meeting and voting in person, or by notifying the Company before the meeting that you want to revoke it. Votes submitted via the Internet or by telephone must be cast by 10:00 a.m., Eastern time on May 6, 2002. Votes submitted by mail must be received prior to 10:00 a.m., Eastern time on May 7, 2002.

     If you participate in the Company's Dividend Reinvestment or 401(k) Plans, your Gannett stock in those plans can be voted on the proxy card accompanying this Proxy Statement, by telephone or via the Internet. If no instructions are given by you, shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee of the 401(k) Plan in the same proportion as shares for which the trustee receives instructions.

     This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about March 22, 2002.

                       PROPOSAL 1--ELECTION OF DIRECTORS

YOUR BOARD

     The Board of Directors is composed of 8 directors, only one of whom is a member of management. The By-laws of the Company provide that each director must own at least one thousand shares of Gannett stock, and each director meets or exceeds this requirement. The Board is divided into three classes, as equal in number as possible. At each Annual Meeting of Shareholders, one class of directors is elected for a three-year term.

     The Board of Directors conducts its business through meetings of the Board and five committees: the Audit Committee, the Executive Committee, the Executive Compensation Committee, the Management Continuity Committee, and the Public Responsibility and Personnel Practices Committee.

     The Audit Committee reviews the Company's auditing practices and procedures and recommends independent auditors to be elected by the shareholders. The Audit Committee members are Karen Hastie Williams, Chair, H. Jesse Arnelle, Stephen P. Munn and Samuel J. Palmisano. None of the members of the Committee is an employee of the Company. This Committee met three times during 2001.

     The Executive Committee may exercise the authority of the Board between Board meetings, except as limited by Delaware law. The Executive Committee members are Douglas H. McCorkindale, Chair, James Johnson, and Karen Hastie Williams. This Committee met once during 2001.

     The Executive Compensation Committee makes recommendations concerning the compensation and benefits of elected officers and senior executives and administers the Company's executive incentive plans. The Committee members are James A. Johnson, Chair, Stephen P. Munn, Samuel J. Palmisano and Karen Hastie Williams. None of the members of the Committee is an employee of the Company. This Committee met five times during 2001.

     The Management Continuity Committee develops long-range management succession plans and recommends to the Board candidates for nomination as directors and for election as officers. In making recommendations for directors for the 2003 Annual Meeting, the Committee will consider any written suggestions of shareholders received by the Secretary of the Company by February 5, 2003. The Committee members are Meredith A. Brokaw, Chair, James A. Johnson, Douglas
H. McCorkindale and Donna E. Shalala. This Committee met five times during 2001.

     The Public Responsibility and Personnel Practices Committee monitors the Company's performance in meeting its obligations of fairness in internal and external matters and under its equal employment opportunity programs. The Committee's members are H. Jesse Arnelle, Chair, Meredith A. Brokaw, Douglas H. McCorkindale and Donna E. Shalala. This Committee met twice during 2001.

     The Company's By-laws provide that a director must retire on or before the annual meeting following his or her 70th birthday or, in the case of directors who are also employees, his or her 65th birthday.

     The Board of Directors held six meetings during 2001, and all of the directors attended all of the meetings of the Board and any committee on which they served, with the exception of Mr. Palmisano, who missed one meeting. Mr. Palmisano has decided not to stand for re-election to the Board at the upcoming meeting. He was named Chief Executive Officer of IBM in January 2002 and believes he must devote his full time and attention to that company.

NOMINEES

     The Board intends to nominate Meredith A. Brokaw and Donna E. Shalala for election this year. Both nominees are currently directors. If they are elected, their term will run until the Annual Meeting in 2005 or until their successors are elected.

     The Board believes that both nominees will be available and able to serve as directors. If either nominee is unable to serve, the Board may do one of three things. The Board may recommend a substitute nominee, reduce the number of directors to eliminate the vacancy, or fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

     The two nominees receiving the highest number of votes will be elected. If a shareholder, present in person or by proxy, withholds a vote from one or both directors, the shareholder's shares will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted as the shareholder directs. If no instructions are given, under New York Stock Exchange rules the broker may decide how to vote on the Board nominees.

     The principal occupations and business experience of the management nominees and of the continuing directors are described below.

     THE FOLLOWING HAVE BEEN NOMINATED FOR ELECTION AT THE 2002 ANNUAL MEETING:

                               MEREDITH A. BROKAW

     Mrs. Brokaw, 61, is the founder of Penny Whistle Toys, Inc., in New York City, and is the author of children's books. She is a director of Conservation International, Washington, D.C. She has been a director since 1983.

                                DONNA E. SHALALA

     Ms. Shalala, 61, is President of the University of Miami. She was Secretary of the United States Department of Health and Human Services from 1993 to 2001. Ms. Shalala is a director of UnitedHealth Group and Lennar Corporation. She joined the Board in June, 2001.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 2003 ANNUAL MEETING:

                                H. JESSE ARNELLE

     Mr. Arnelle, 68, is of counsel to Womble, Carlyle, Sandridge & Rice, Winston-Salem, North Carolina. He was senior partner at the law firm of Arnelle, Hastie, McGee, Willis & Greene from 1985 to 1995, and was of counsel to that firm from 1995 to 1997. He is the Immediate Past Chairman of the Board of Trustees of Pennsylvania State University and is a director of FPL Group, Inc., Textron Corporation, Eastman Chemical Co., Armstrong World Industries, Waste Management, Inc. and the Metropolitan Life Series Fund. He has been a director since 1999.

                             KAREN HASTIE WILLIAMS

     Ms. Williams, 57, is a Partner at the law firm of Crowell & Moring, Washington, D.C. Ms. Williams is a director of The Chubb Corporation, Continental Airlines, Inc., SunTrust Banks, Inc. and Washington Gas Light Company and a trustee of the Fannie Mae Foundation. She has been a director since 1997.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 2004 ANNUAL MEETING:

                                JAMES A. JOHNSON

     Mr. Johnson, 58, is Vice Chairman of Perseus LLC. He served as Chairman of the Board of Directors of Fannie Mae in 1999 and was Chairman and Chief Executive Officer of Fannie Mae from February 1991 through 1998. He is a director of Cummins Engine Company, Target Corporation, The Goldman Sachs Group, Inc., Temple-Inland Corporation, United Health Group and KB Home Corporation. He also is Chairman of the John F. Kennedy Center for the Performing Arts and Chairman of the Board of Trustees of The Brookings Institution. He has been a director since 2000.

                            DOUGLAS H. MCCORKINDALE

     Mr. McCorkindale, 62, is Chairman, President and CEO of Gannett. He was Vice Chairman, President and CEO from June 2000 to January 2001 and Vice Chairman and President from 1997 to June 2000. He was Vice Chairman and Chief Financial and Administrative Officer from 1985 to 1997. He has served the Company in various other executive capacities since 1971. He is a director of Continental Airlines, Inc., Lockheed Martin Corporation and a director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He has been a director since 1977.

                                STEPHEN P. MUNN

     Mr. Munn, 59, is Chairman of Carlisle Companies, Inc. and serves on Carlisle's Board of Directors. He was Chairman and Chief Executive Officer of Carlisle from 1988 to February 2001. He is a director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He became a director in 2001.

SECURITIES OWNED BY GANNETT MANAGEMENT

     The following table shows the number of shares of Gannett common stock beneficially owned by all directors and by the five most highly compensated executive officers. The table is correct as of March 8, 2002:

NAME OF OFFICER OR DIRECTOR                                 TITLE              SHARES OWNED
---------------------------                                 -----              ------------
Douglas H. McCorkindale.......................  Chairman, President and CEO     1,561,414
Gary L. Watson................................  President/Newspaper Division      429,073
Cecil L. Walker...............................  Retired Chairman/                 174,393
                                                Broadcasting Division
Larry F. Miller...............................  Executive Vice
                                                President/Operations and CFO      141,777
Thomas Curley.................................  President and Publisher,          198,987
                                                USA TODAY and Senior Vice
                                                President/Administration of
                                                Gannett
H. Jesse Arnelle..............................  Director                            3,226
Meredith A. Brokaw............................  Director                           10,641
James A. Johnson..............................  Director                            3,058
Stephen P. Munn...............................  Director                            1,875
Samuel J. Palmisano...........................  Director                            5,198
Donna E. Shalala..............................  Director                            1,701
Karen H. Williams.............................  Director                            1,875
                                                                                4,344,245
All directors and executive officers as a
  group (36 persons including those named
  above)......................................

     Each person listed owns less than 1% of Gannett's outstanding shares. All directors and executive officers as a group beneficially owned 4,344,245 shares on March 8, 2002. This represents 1.6% of the outstanding shares. The following shares are included because they may be acquired under stock options by May 7, 2002: Mr. McCorkindale--1,112,750; Mr. Watson--368,355; Mr. Walker--127,575; Mr.
Miller--126,475; Mr. Curley--146,595; all directors and executive officers as a group--3,321,335. For all shares owned, each director or executive officer possesses sole voting power and sole investment power.

     Some shares have not been listed above because the director or executive officer has disclaimed beneficial ownership. Ownership of the following shares is disclaimed because they are held in the names of family members or in trust:
Mr. McCorkindale--874; Mr. Watson--24; Mr. Miller--1,834; all directors and executive officers as a group--35,417.

     Also included among the shares listed above are the following shares which are held for individual deferred compensation accounts by The Northern Trust Company, as Trustee of the Gannett 1987 Deferred Compensation Plan: Mr. McCorkindale--86,028; Mr. Watson--21,138; Mr. Walker--18,442; Mr. Miller--14,243; Mr. Curley--16,757; Mr. Arnelle--1,315; Mrs. Brokaw--7,766; Mr.
Johnson--1,183; Mr. Palmisano--3,323; Ms. Shalala--701; all directors and executive officers as a group--309,646.

     The shares reported above do not include 1,242,254 shares owned on March 8, 2002 by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Benefit Plans Committee, which has the power to direct the voting of those shares: Douglas H. McCorkindale, Richard L. Clapp (Senior Vice President/Human Resources), Larry F. Miller and Gracia C. Martore (Senior Vice President/Finance and Treasurer).

COMPENSATION OF DIRECTORS

     The Company pays its directors an annual fee and meeting fees. The annual fee is $45,000. Each director receives $1,500 for each Board meeting attended. Each committee chair also receives an annual fee of $5,000 and each committee member, including the chair, receives $1,000 for each committee meeting attended. Mr. McCorkindale, the only director who also is an employee of the Company, receives no director fees. Directors may elect to defer their fees under the 1987 Deferred Compensation Plan, which provides for eleven investment options, including mutual funds and a Gannett Common Stock fund. Under the 2001 Omnibus Incentive Compensation Plan approved by the Company's shareholders last year, directors Arnelle, Brokaw, Johnson, Munn, Palmisano and Williams were granted options to purchase 3,500 shares of Gannett common stock in 2001. The Company intends to grant other awards to directors in the future.

     In 1987, the Company established a Retirement Plan for Directors in which non-employee members of the Board of Directors could participate. In 1996, the Board terminated this Plan as to any new directors. Only one current director, Meredith Brokaw, participates in the Plan, and her annual benefit under the Plan is equal to 100% of her highest annual cash compensation during the ten years of service preceding her retirement from the Board. The annual benefit will be paid each quarter for 10 years except for lump sum payments in the event of death.

                       COMPENSATION OF GANNETT MANAGEMENT
                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee (the "Committee") is responsible for compensation and stock ownership programs for executive officers. The Committee is composed entirely of independent outside directors. In 2001, the Committee consisted of James A. Johnson, Chair, Stephen P. Munn, Samuel J. Palmisano and Karen Hastie Williams.

THE ELEMENTS OF COMPENSATION AT GANNETT

     The compensation program for executive officers is composed of three elements: salaries, annual bonuses and long-term stock awards under the 2001 Omnibus Incentive Compensation Plan (the "2001 Plan").

     The following Compensation Policy guides the Committee in its compensation decisions:

                              COMPENSATION POLICY

     The Board of Directors of Gannett believes that compensation of employees should be fair to both employees and shareholders, externally competitive, and designed to align very closely the interests of employees with those of the shareholders.

     The Gannett executive compensation program is designed to attract, motivate, reward and retain superior management talent.

     The Executive Compensation Committee places heavy emphasis on pay for performance. We believe substantial portions of total compensation should be at risk. Likewise, outstanding performance should lead to substantial increases in compensation.

COMPENSATION DECISIONS IN 2001

     In making its compensation decisions for 2001, the Committee considered the Company's performance in the following areas: earnings per share, operating income as a percentage of sales, return on assets, return on equity, operating cash flow, stock price, and market value--all in light of very adverse economic conditions. In addition, the Committee considered management's recom-mendations for individual compensation awards. The Committee also compared the Company's performance to that of its competitors and noted that the Company achieved one of the best year-over-year earnings per share performances in the newspaper industry, despite the year-over-year decline in profits and earnings per share. The Company's newspaper and broadcasting segment cash flow margins were among the best in the industry. Companies with comparable revenues or profits in other industries also were surveyed to ensure that executive compensation was competitive in the overall marketplace. The Committee believes that the Company should compensate its executives better than its competitors in order to continue attracting and retaining the most talented people. (References to "competitors" are to the S&P 500 Publishing and Printing Index companies named on page 11.)

     While the Committee considered these individual and Company performance factors in making individual compensation decisions, the Committee applied its own subjective good judgment in making final determinations.

     In 2001, the Committee continued to emphasize key executives' ownership of Gannett common stock as a component of their compensation. Stock compensation includes (i) minimum stock ownership guidelines for all executive officers, (ii) long-term awards under the 2001 Plan, and (iii) payment of 25% of an executive's bonus in Gannett stock. In July, 2000 the Committee increased the executive stock ownership guidelines for the five highest-paid officers from three to five times their salary range midpoint and increased the guideline for other key executives from one to two times their salary range midpoint. Most executives exceed these guidelines, with the exception of executives who either recently have been promoted and, consequently, are subject to a higher minimum ownership threshold or executives who exceeded the original guidelines and are working towards fulfilling the revised ones.

     Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's five most highly paid executive officers. Historically, the loss of deductibility under Internal Revenue Code Section 162(m) of certain portions of executive compensation has not been a determinative factor in setting compensation levels. With the shareholders' approval last year of the 2001 Plan, the Company can structure bonuses for the five highest paid executive officers so that they are fully deductible under
Section 162(m).

BASE SALARIES: TO ATTRACT AND RETAIN MANAGEMENT TALENT

     Base salaries are designed to help attract and retain management talent. To ensure that salary ranges are competitive in the overall marketplace, salary ranges are periodically compared to the salaries paid for comparable positions by the Company's competitors, with other companies of comparable size in the media industry and with companies with comparable revenues or profits in other industries. The Company is significantly larger than its competitors, and in 2001 it achieved one of the best year-over-year earnings and earnings per share performances in the newspaper industry, despite lower profits and earnings per share. These factors and general compensation practices in the media industry have led the Company to attempt to place its management salaries above the median for the comparative companies.

     In establishing 2001 salaries for executive officers, the Committee also considered the Company's performance, individual performance and experience, and the chief executive officer's recommendations. The most important factor, however, was the Committee members' judgment about the appropriate level of salary to retain, motivate and reward individual executives. The salaries for the five highest paid officers of the Company, including Cecil L. Walker, the former Chairman of Gannett's Broadcast Division who retired as of December 31, 2001, were as follows:

NAME                                                 2000 SALARY         2001 SALARY
----                                                 -----------         -----------
Douglas H. McCorkindale.....................         $1,058,000          $1,600,000
Gary L. Watson..............................         $  585,000          $  660,000
Cecil L. Walker.............................         $  500,000          $  530,000
Larry F. Miller.............................         $  495,000          $  560,000
Thomas Curley...............................         $  475,000          $  500,000

     Mr. McCorkindale's 2001 salary reflects his promotion in January, 2001 to Chairman, President and Chief Executive Officer of the Company.

     In recognition of the challenges the Company has been and continues facing due to the recent economic downturn, management recommended and the Committee agreed that it was appropriate not to increase base salaries for 77 of the Company's top executives, including the five highest paid executives, for 2002. In lieu of a salary increase, the Committee elected to award these executives nominal stock option grants that were vested at the time of the grant. The Committee honored Mr. McCorkindale's request not to receive such a grant. Mr. McCorkindale's salary for 2001 was the minimum amount payable under his employment agreement.

EXECUTIVE INCENTIVE BONUSES: TO MOTIVATE YEAR-TO-YEAR

     Annual bonuses motivate executive officers and reward them for good performance. The goal of the 2001 Plan is to reward higher performing operating units and individuals with a greater percentage of the total available bonus pool. The performance bonuses for the chief executive officer, the other four highest paid executive officers, and other senior executives are based on individual and Company performance.

     For other executives, the bonuses for 2001 were determined on the basis of individual and operating unit performance in the areas of profit, product and people. The Committee's review of the bonuses was based on its knowledge of the Company, its contact with the executives throughout the year and a review of performance. No relative ranking of these various factors was applied.

     To further the Committee's goal of increasing the stock ownership by key executives, 25% of the bonuses for 2001 for 27 senior executives were paid to them in the form of Gannett common stock rather than cash. This continues a practice established in 1994. Mr. McCorkindale and Mr. Miller received all of their bonus in cash in exchange for their commitment to otherwise acquire Gannett stock in an amount equal to 25% of their bonus during 2002. Each of them has committed to defer a portion of his 2002 salary to fulfill this commitment. Mr. McCorkindale's salary deferral will substantially increase the portion of his 2002 compensation that is deductible by the Company under Section 162(m).

     Due to the recent economic downturn, Mr. McCorkindale recommended and the Committee agreed that, despite the Company's strong performance in 2001, it was appropriate to decrease the overall bonuses for 2001 paid to the Company's top executives, including the five highest paid executives. The pre-tax value of the bonuses awarded to the five highest paid officers of the Company are as follows:

                                     2000 BONUS                2001 BONUS
                               -----------------------   -----------------------
NAME                              CASH      GCI SHARES      CASH      GCI SHARES
----                           ----------   ----------   ----------   ----------
Douglas H. McCorkindale......  $1,500,000     7,407      $1,850,000     -0-
Gary L. Watson...............  $  468,750     2,315      $  423,750     1,899
Cecil L. Walker..............  $  397,500     1,963      $  480,000     -0-
Larry F. Miller..............  $  375,000     1,852      $  465,000     -0-
Thomas Curley................  $  382,500     1,888      $  350,000     1,479

LONG-TERM STOCK GRANTS: TO PROMOTE LONG-TERM GROWTH

     Long-term stock awards are based on the performance of Gannett common stock and are designed to align the executives' interests with those of the Company's shareholders. Until 2000, the Committee used two kinds of long-term stock awards: non-qualified stock options and restricted stock awards. A non-qualified stock option is the right to purchase shares of common stock of the Company within a fixed period of time (eight years for grants through 1995 and ten years thereafter) at the fair market value on the date of grant. A restricted stock award is the right to receive shares of common stock of the Company outright conditioned on continued employment throughout a specified period (typically four years). In 2000, and again in 2001, the Committee decided not to award restricted stock and instead awarded stock options to those executives who previously received restricted stock. This change is intended to place heavier emphasis on long-term stock price growth.

     The Committee decides whether to grant individual long-term stock awards and determines the amount of the awards. Long-term stock awards are based on the grade level of the executive, after an annual examination of the competitive marketplace. As is the case with annual bonuses, the Committee relies in large part on the recommendations of senior management as to the appropriate level of individual awards to lower level executives. Awards are based on past and expected performance as subjectively evaluated by management in making recommendations and by the Committee in approving them. Executives who can more directly influence the overall performance of the Company are the principal recipients of long-term awards. In 2001, pursuant to recent amendments to Delaware law, the Board and the Committee authorized Mr. McCorkindale to award a pool of stock options to employees with salaries below a certain threshold.

     The following chart shows the number of stock options awarded in 2001 to the five highest paid officers of the Company.

NAME                                                 2000 OPTIONS   2001 OPTIONS
----                                                 ------------   ------------
Douglas H. McCorkindale............................    346,000        375,000
Gary L. Watson.....................................    110,000        119,200
Cecil L. Walker....................................     91,000         -0-
Larry F. Miller....................................     81,000         93,600
Thomas Curley......................................     70,000         75,200

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. McCorkindale became Chairman on February 1, 2001. As discussed on page 13, the Committee negotiated a renewal of Mr. McCorkindale's employment contract in 2000, and the renewed contract became effective on January 1, 2001. During the term of his new contract, Mr. McCorkindale will receive an annual salary of $1.6 million or such greater amount as the Board of Directors determines and an annual bonus at the discretion of the Board. In determining Mr. McCorkindale's compensation for 2001, the Committee reviewed the performance of the Company and its earnings per share, return on assets, return on equity, operating cash flow, operating income as a percent of sales, stock price, and market value. For the 2001 fiscal year, diluted earnings per share from continuing operations were $3.12, a decline of 14% from 2000 results of $3.63 (which excludes a non-operating gain from the Company's sale of the assets of Multimedia Cablevision, Inc.). After-tax cash flow per diluted share from continuing operations (after-tax income from continuing operations plus depreciation and amortization expense) was $4.78 in 2001 versus $5.03 in 2000, a 5% decline. Operating income from continuing operations as a percent of sales was 29.2% in 2000 and 25.1% in 2001. However, the Company's operating income margins for its newspaper and broadcasting segments were among the best in the industry. These results were achieved despite the fact the Company was operating in the worst advertising recession since World War II.

     The Company's stock price, excluding dividends, increased 6.6% from $63.06 to $67.93, despite the very difficult operating environment. The S&P 500 index for the same period, excluding dividends, declined 13.0%. The stock price of the Company's peer group, consisting of the S&P 500 Publishing and Printing Index, excluding dividends, increased 2.1%. Cumulatively, over the last five years, excluding dividends, the Company's stock price increased 79.6%, the S&P 500 increased 55.0%, and the peer group increased 95.7%. These and other factors were subjectively evaluated by the Committee members when determining chief executive officer compensation, without giving particular weight to any one or more factors.

     Mr. McCorkindale's compensation was above the median for the chief executive officers surveyed. The Committee determined that the level of Mr. McCorkindale's compensation was appropriate given his performance, the Company's size and performance, and the industries in which it operates. As a general matter, media industry companies, particularly broadcasting companies, tend to compensate executives at a higher level than industrial or commercial enterprises. In particular, the Committee noted that the Company's revenues are significantly larger than that of its competitors listed on page 11. The Company achieved the best year-over-year earnings and earnings per share performance in the newspaper industry, despite a decline in year-over-year in profits and earnings per share. Mr. McCorkindale's bonus and salary reflect these results.

     In recognition of Mr. McCorkindale's superior performance and consistent with the Committee's goal of increasing the ownership of Gannett Common Stock by key officers as discussed above, the Committee awarded Mr. McCorkindale 375,000 stock options in 2001. It is the Committee's view that the award of these stock options is an effective way of continuing to tie Mr. McCorkindale's financial interests to those of the Company's shareholders, since the value of these stock options is directly linked to increases in shareholder value.

                                            Executive Compensation Committee

                                            James A. Johnson, Chair
                                            Stephen P. Munn
                                            Samuel J. Palmisano
                                            Karen Hastie Williams

                        COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the performance of the Company's Common Stock during the period December 31, 1996 to December 31, 2001 with the S&P 500 Index and the S&P 500 Publishing and Printing Index. Last year, the Company compared its stock's performance with that of a "peer group" combining the companies in the S&P Publishing/Newspaper Index and in the S&P Publishing Index. As S&P merged these two Indices together this year into the new S&P 500 Publishing and Printing Index (which consists of Dow Jones Co., Inc., Gannett Co., Inc., Knight-Ridder, Inc., The McGraw-Hill Corporation, Inc., Meredith Corporation, The New York Times Company and Tribune Company), the Company is using this new Index.

     The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S&P 500 Publishing and Printing Index also is weighted by market capitalization.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index, and the S&P 500 Publishing and Printing Index at closing prices on December 31, 1996. It assumes that dividends were reinvested quarterly with respect to the Company's Common Stock, daily with respect to the S&P 500 Index and monthly with respect to the S&P 500 Publishing and Printing Index.

     What the graph does not reflect is that Gannett's annual return for 2001 including reinvested dividends was 8.14% compared with -11.88% for the S&P 500 Index and 3.39% for the S&P 500 Publishing and Printing Index.

                              [PERFORMANCE GRAPH]

                                          1996    1997     1998     1999     2000     2001
                                          ----   ------   ------   ------   ------   ------
Gannett Co., Inc. ......................  100    167.50   176.92   226.33   177.48   191.92
S&P 500 Index...........................  100    133.36   171.48   207.56   188.66   166.24
S&P 500 Publishing and Printing.........  100    157.16   168.85   226.17   202.88   209.75

                           SUMMARY COMPENSATION TABLE

     The following table summarizes compensation paid to the CEO and the four other most highly compensated executive officers of the Company for services rendered to the Company over the past three fiscal years.

                                                                                              LONG-
                                                                                               TERM
                                                                                             COMPEN-
                                                                                              SATION
                                                           ANNUAL COMPENSATION              AWARDS(3)
                                                 ----------------------------------------   ----------
                                                                                  OTHER
                                                                                 ANNUAL     SECURITIES   ALL OTHER
                                                                                 COMPEN-    UNDERLYING    COMPEN-
                   NAME AND                              SALARY     BONUS(1)    SATION(2)    OPTIONS     SATION(4)
              PRINCIPAL POSITION                 YEAR      ($)         ($)         ($)         (#)          ($)
              ------------------                 ----   ---------   ---------   ---------   ----------   ---------
Douglas H. McCorkindale........................  2001   1,600,000   1,850,000     15,245     375,000      109,082
(Chairman, President and CEO)                    2000   1,058,000   2,000,000      7,731     346,000       78,268
                                                 1999     900,000   1,725,000      8,608     225,000       70,974
Gary L. Watson.................................  2001     660,000     565,000      5,870     119,200       45,750
(President/Newspaper Division)                   2000     585,000     625,000      4,800     110,000       39,900
                                                 1999     560,000     550,000      4,800      84,000       36,709
Cecil L. Walker................................  2001     530,000     480,000      5,870           0       37,100
(Retired Chairman/Broadcasting Division)         2000     500,000     530,000      4,800      91,000       44,500
                                                 1999     475,000     475,000      5,187      68,000       41,245
Larry F. Miller................................  2001     560,000     465,000     14,401      93,600       36,300
(Executive Vice President/Operations and CFO)..  2000     495,000     500,000      4,800      81,000       33,300
                                                 1999     450,000     405,000      5,826      55,000       29,482
Thomas Curley..................................  2001     500,000     440,000      5,870      75,200       38,241
(Senior Vice President/Administration of
  Gannett                                        2000     475,000     510,000      4,800      70,000       36,692
and President and Publisher/USA TODAY)           1999     450,000     475,000      4,800      53,000       26,252

---------------

(1) Bonus awards may be in the form of cash or shares of Gannett Common Stock. Bonuses to executive officers typically are paid 25% in Gannett Common Stock and 75% in cash, both of which could be deferred.

(2) This column includes amounts paid by the Company under the Medical Reimbursement Plan and amounts paid in cash to reimburse the five named officers for the tax impact of certain perquisites.

(3) Under the Company's 2001 Omnibus Incentive Compensation Plan, stock awards in the form of stock options may be granted to key members of management who are in a position to make a substantial contribution to the long-term success of the Company.

(4) This column includes the annual premiums paid by the Company on life insurance policies which are individually provided for the five named officers, as follows: Mr. McCorkindale--$103,982; Mr. Watson--$40,650; Mr. Walker--$32,000; Mr. Miller--$31,200 and Mr. Curley--$33,141. The column also includes a matching contribution of $5,100 in Gannett Common Stock received by each of the five named officers under the Company's 401(k) plan.

                               OPTION GRANT TABLE

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                      INDIVIDUAL GRANTS
                                --------------------------------------------------------------
                                           NUMBER OF
                                           SECURITIES     % OF TOTAL
                                           UNDERLYING      OPTIONS       EXERCISE
                                            OPTIONS       GRANTED TO     OR BASE
                                 GRANT      GRANTED       EMPLOYEES       PRICE     EXPIRATION      GRANT DATE
             NAME                 DATE        (#)       IN FISCAL YEAR    ($/SH)       DATE      PRESENT VALUE ($)
             ----                -----     ----------   --------------   --------   ----------   -----------------
Douglas H. McCorkindale.......   12/4/01    375,000           6.8%        $69.35      12/2/11       $8,647,500
Gary L. Watson................   12/4/01      4,200           .08%        $69.35      12/2/11       $   94,836
                                 12/4/01    115,000          2.08%        $69.35      12/2/11       $2,596,700
Cecil L. Walker...............        --         --          0.00%            --           --               --
Larry F. Miller...............   12/4/01      3,600           .07%        $69.35      12/2/11       $   81,288
                                 12/4/01     90,000          1.63%        $69.35      12/2/11       $2,032,200
Thomas Curley.................   12/4/01      3,200           .06%        $69.35      12/2/11       $   72,256
                                 12/4/01     72,000          1.31%        $69.35      12/2/11       $1,625,760

     This table shows stock options awarded to the five named officers in 2001. Except for the stock option granted to Mr. McCorkindale, the first set of stock options granted on December 4, 2001 was vested as of the grant date. The stock option granted to Mr. McCorkindale and the second set of options granted on that date are exercisable with respect to 25% of the covered shares on each of the first four anniversaries of the grant date. Executive officers may transfer stock options to family members.

     "Grant Date Present Value" has been calculated using the Black-Scholes model of option valuation. The assumptions used in calculating these values for all of the options are: a dividend yield of 1.33%, expected volatility of 26.37%, a risk-free interest rate of 4.60%, and a 7-year expected life. The calculated value of the options on the grant date was determined to be $22.58 per option.

     On December 30, 2001, 6,392,105 shares of Gannett common stock were available for grants under the 2001 Omnibus Incentive Compensation Plan. At that time, there were 20,526,064 options outstanding with a weighted average exercise price of $59.57. The expiration dates range from December 13, 2002 to December 4, 2011.

                               STOCK OPTION TABLE

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                      NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                     UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                                        OPTIONS AT FY-END                 AT FY-END
                         SHARES                                (#)                           ($)
                       ACQUIRED ON      VALUE      ---------------------------   ---------------------------
        NAME           EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
        ----           -----------   -----------   -----------   -------------   -----------   -------------
Douglas H.
  McCorkindale.......    200,000     $7,719,500     1,112,750       778,250      $22,787,213    $2,243,513
Gary L. Watson.......     22,980     $  862,068       393,355       260,125      $ 7,236,703    $  813,540
Cecil L. Walker......     66,040     $1,924,464       127,575       114,625      $   409,633    $  672,848
Larry F. Miller......          0     $        0       134,270       190,625      $   626,744    $  607,223
Thomas Curley........     26,600     $1,028,888       206,595       160,625      $ 3,678,200    $  519,030

EMPLOYMENT CONTRACTS, RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

     As noted in the Company's proxy statement last year, in 2000, the Company and Mr. McCorkindale renegotiated his employment contract, following his promotion to Chairman,

President and Chief Executive Officer. The new contract became effective on January 1, 2001, with a term that continues until July 1, 2004 (his normal retirement date), and thereafter from year to year until either the Board or Mr. McCorkindale terminates it on 90 days notice before the end of any term. During his employment, he will receive an annual salary of $1.6 million or such greater amount as the Board of Directors determines and an annual bonus at the discretion of the Board of Directors. The contract also provides for various executive perquisites prior to and following his retirement, consistent with those received by prior chief executive officers of the Company. Gannett may terminate the contract upon death, illness, disability or for "good cause", as defined in the contract. If the contract is terminated due to death, illness or disability, Mr. McCorkindale or his estate will be entitled to receive the present value of his projected salary and bonuses, plus the value of all fringe benefits, for the balance of the term. Mr. McCorkindale has the right to terminate his employment for "good reason" as defined in the contract. If Mr. McCorkindale terminates the contract for good reason, or if Gannett terminates his employment in any way that constitutes a breach of the contract, he will receive a payment equal to the greater of (1) his total compensation in the year preceding the year of termination (comprised of salary, bonuses and the value of fringe benefits and deferred compensation) or (2) the present value of his projected salary, bonuses and the deemed value of fringe benefits for the balance of the term of the contract. Mr. McCorkindale also will have his benefits under any non-qualified supplemental retirement plan calculated by assuming his termination date were the normal expiration date of the contract and by taking into account the full service and compensation that he would have had if he had continued to work until the expiration of the contract. If Mr. McCorkindale remains in Gannett's employ to or beyond July 1, 2004, then upon the expiration of the contract Gannett has agreed to retain him as a consultant for a period of five years. Mr. McCorkindale also would receive benefits under the Gannett Retirement Plan and Gannett Supplemental Retirement Plan.

     In the event of a change in control of Gannett, as defined in his contract, Mr. McCorkindale will receive a lump sum cash payment equal to four times his total annual compensation paid in the calendar year immediately preceding the change in control. To the extent permitted under the applicable plan, all of his incentive pay, stock options and any other contingent executive compensation will be treated as if all targets were achieved on the date of the change in control and as if all otherwise unvested benefits became fully vested on such date. He also will receive continued credit toward retirement benefits as in the case of wrongful termination of the contract. The tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control if those payments have a present value of more than three times the employee's average annual compensation for the last five years and are made under an agreement like the employment agreement described in this proxy statement. Further, if this rule disallows an income tax deduction for any portion of these change in control payments to Mr. McCorkindale, the amount of the disallowance will increase the portion of his annual compensation that would be nondeductible under Section 162(m) of the Internal Revenue Code. Mr. McCorkindale also is entitled to receive payment of an amount sufficient to make him whole for any excise tax imposed on any severance payment under Section 4999 of the Internal Revenue Code of 1986.

     The Company has a Transitional Compensation Plan that provides certain payments to key executives of the Company and its subsidiaries who are terminated without cause or who resign for good reason within two years after a change in control. All executive officers included in the Compensation Tables are covered by the Transitional Compensation Plan. Participants who choose to leave their employment within 30 days after the first anniversary of the change in control also qualify for payments under the Transitional Compensation Plan. A participant entitled to compensation will receive (i) all payments and benefits earned through the date of termination; (ii) a severance payment of two to three years' salary and bonus compensation, depending on length of service; (iii) life insurance and medical benefits for the same period; and (iv) extra retirement plan benefits as though employment had continued for such two-to-three-year period. Participants also are entitled to receive payment of an amount sufficient to make them whole for any excise tax imposed on the severance payment under Section 4999 of the Internal Revenue Code. If there is a change in control of the Company, as defined in the Transitional Compensation Plan, options become exercisable in full and restricted stock awards become payable. In addition, the Company's 1978 Executive Long-Term Incentive Plan provided for the grant of option surrender rights in tandem with stock options. In the event of a change in control, the holders of any outstanding option surrender rights are entitled to receive a payment equal to the spread between the option exercise price and the highest price paid for Company shares in connection with the change in control. If option surrender rights are exercised, the related options are canceled. To avoid double payments upon a change in control, any compensation and benefits received by Mr. McCorkindale under the terms of the Transitional Compensation Plan will be reduced (but not below zero) by any compensation and benefits received by him under the terms of his employment contract.

PENSION PLANS

     The Company's executive officers participate in the Gannett Retirement Plan, a defined benefit pension plan which is qualified under Section 401 of the Internal Revenue Code, and the Gannett Supplemental Retirement Plan, an unfunded, nonqualified plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (during the executive officer's five highest consecutive years) and any supplemental benefits approved by the Executive Compensation Committee under the Gannett Supplemental Retirement Plan. The Internal Revenue Code places limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable above those limitations will be paid under the Gannett Supplemental Retirement Plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under these two retirement plans to the individuals named in the above Summary Compensation Table in specified compensation and years-of-service classifications (subject to a reduction equal to 50% of the Social Security Primary Insurance Amount payable).

        FINAL            15 YEARS     20 YEARS OF   25 YEARS OF   30 YEARS OF   35 YEARS OF
       AVERAGE          OF CREDITED    CREDITED      CREDITED      CREDITED      CREDITED
      EARNINGS            SERVICE       SERVICE       SERVICE       SERVICE       SERVICE
      --------          -----------   -----------   -----------   -----------   -----------
700,000                   210,000        280,000       350,000       374,500       399,000
800,000                   240,000        320,000       400,000       428,000       456,000
900,000                   270,000        360,000       450,000       481,500       513,000
1,000,000                 300,000        400,000       500,000       535,000       570,000
1,500,000                 450,000        600,000       750,000       802,500       855,000
2,000,000                 600,000        800,000     1,000,000     1,070,000     1,140,000
2,500,000                 750,000      1,000,000     1,250,000     1,330,000     1,415,000
3,000,000                 900,000      1,200,000     1,500,000     1,600,000     1,700,000

     Final Average Earnings includes salaries and bonuses shown on page 12. The credited years of service as of the end of the last fiscal year for the five executive officers named in the Compensation Tables are as follows: Mr. McCorkindale--30, Mr. Watson--32, Mr. Walker--29, Mr. Miller--40 and Mr. Curley--31.

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee of the Board of Directors is responsible for reviewing Gannett's auditing practices and procedures and recommends independent auditors to be elected by the shareholders. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors.

     The Audit Committee members are Karen Hastie Williams, Chair, H. Jesse Arnelle, Stephen P. Munn, and Samuel J. Palmisano, who are all independent outside directors. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of management and the independent auditor, nor can the Committee certify that the independent auditor is "independent" under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Committee's members in business, financial and accounting matters.

     The Audit Committee has received from PricewaterhouseCoopers ("PwC") written disclosures regarding its independence as set forth in Independence Standards Board Standard No. 1, including a detailed statement of the relationships between PwC and the Company that might bear on PwC's independence, and has discussed with PwC its independence. The Audit Committee has considered whether the provision of information technology services or other non-audit services by PwC is compatible with maintaining PwC's independence. PwC believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the Securities and Exchange Commission. The Audit Committee concurs. The Audit Committee also has discussed with PwC the matters required to be discussed by Statements on Auditing Standards No. 61 and No. 90, including the selection of and changes in the Company's significant accounting policies, the basis for management's accounting estimates, the auditors' conclusions regarding the reasonableness of those estimates, and the disclosures included in the financial statements. The Audit Committee has reviewed and discussed the Company's audited financial statements with the internal auditors, PwC and management. The Audit Committee also recommended the appointment, subject to shareholder approval, of PwC as the Company's independent auditors for the 2002 fiscal year, and the Board concurred in such recommendation.

     Fees billed to the Company by PwC in fiscal year 2001 were:

        Audit fee.--$1,279,000

        Financial information systems design and implementation fees.--None

        All Other fees--$2,102,000

*All other fees relate to additional attest services, tax services and employee benefit services. Approximately $1,488,000 of all other fees relates to contracts that PwC had with entities prior to their acquisition by Gannett. These contracts have since been or will be terminated by Gannett.

     In connection with its activities, the Audit Committee has advised the Board as follows:

     The Audit Committee met with management, the Company's internal auditors and representatives of PwC in connection with its review of the Company's audited financial statements for the year ended December 30, 2001. Based on such review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Form 10-K and the Board has done so.

                                            The Audit Committee of the Board:

                                            Karen Hastie Williams
                                            H. Jesse Arnelle
                                            Stephen P. Munn
                                            Samuel J. Palmisano

                  PROPOSAL 2--ELECTION OF INDEPENDENT AUDITORS

     The Company's independent auditors are PricewaterhouseCoopers, independent accountants. At the Annual Meeting, the shareholders will vote on a proposal to elect independent auditors for the Company's fiscal year ending December 29, 2002. The Audit Committee of the Board has recommended that PricewaterhouseCoopers be re-elected as independent auditors for 2002. The Board unanimously recommends that shareholders vote FOR this proposal. Proxies solicited by the Board will be voted FOR PricewaterhouseCoopers unless otherwise indicated. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.

                              SHAREHOLDER PROPOSAL

     The Company has received the following shareholder proposal. The Board of Directors recommends a vote AGAINST this proposal, and your proxy will be so voted unless you specify otherwise.

                 PROPOSAL 3--EEO REPORTING AND AMERICAN INDIANS

     Trinity Health, 34605 Twelve Mile Road, Farmington Hills, Michigan 48331-3221, beneficial owner of 2,800 shares of Gannett Common Stock, has notified the Company that it intends to present the following proposal for consideration at the meeting. Other shareholders co-sponsoring this proposal are: The Charitable Trust of the Sisters of Mercy Regional Community of Detroit, 29000 Eleven Mile Road, Farmington Hills, Michigan 48336, beneficial owner of 900 shares of Gannett Common Stock; Sisters of The Holy Names of Jesus & Mary, 2911 West Fort Wright Drive, Spokane, Washington 99224, beneficial owner of 2,000 shares of Gannett Common Stock; and Catholic Healthcare West, 1700 Montgomery Street, Suite 300, San Francisco, CA 94111-1024, beneficial owner of 27,900 shares of Gannett Common Stock.

     RESOLVED: The company prepare at reasonable cost a report, omitting where appropriate confidential information, that includes the following:

          1. A report shall include the EEO-1 report in the standard federal government categories according to their gender and races in each of the nine major EEOC defined job categories for the previous three years.

          2. A description of how the company is working to increase its business with female and minority suppliers and service providers.

          3. Report any federal audit, Corporate Management Review, and Letter of Compliance with corrective measures enacted to protect the company's government contracts and legal penalties.

  Statement by Shareholder in Support of the Resolution

     Equal Employment Opportunity is a key issue for many shareholders. The 1995 bipartisan Glass Ceiling Commission study explains that a positive diversity record has a positive impact on the bottom line. While women and minorities comprise 57 percent of the U.S. workforce the Commission found that they represent only 3 percent of executive management positions. By far the most vulnerable and most excluded from corporate diversity initiatives are American Indians.

     Corporations have discontinued discriminating images and names like Black Sambo and Frito Bandito while similar discriminatory images and names against American Indians, like "Redskins" and "chief wahoo," remain in use. "Redskin" originated from 1800s businessmen who coined the term from their dealing with animal skins (deerskin and bearskin) and "red" from the dried blood of the scalps of Indian men, women and children. Businesses used actual heads of Indian men, women and children or images and names to attract their customers.

     Every major American Indian organization including the National Congress of American Indians, National Indian Education Association and Society of American Indian Psychiatrists has called for an end to American Indian negative images/names.

     Workplace discrimination has created a significant burden for shareholders because of the high cost of litigation, potential loss of government contracts, and the financial consequences of a damaged corporate image resulting from discrimination complaints. For example:

          1) In 1996 Texaco settled the largest racial discrimination lawsuit in U.S. history, costing a reported $170 million to the company and stockholders. Texaco's public image was tarnished and the company faced a consumer boycott.

          2) In 1997 Denny's reported it was still trying to win back its minority customers, dating back to the 1992 discrimination complaints against Denny's.

          3) A U.S. Patent and Trademark lawsuit by American Indians resulted in the Washington football team losing nine corporate patents because of the offensive name and images.

          4) Chicago area American Indian firemen won a 1998 discrimination case because six supervisors failed to stop offensive negative names and images about American Indians in the workplace.

          5) The Los Angeles School district, largest in the country, banned derogatory consumer products, names and images of American Indians from the school system.

     We believe negative images and names of American Indians are contrary to corporate business interests and create a negative social, educational and working environment for Indian and non-Indian people.

  Statement by the Board of Directors Against the Resolution

     Your Board of Directors believes that the Company's diversity efforts are exemplary and that the actions outlined in this proposal are unnecessary. As you may recall, this same proposal was included in the Company's proxy statement each of the last two years, and it was overwhelmingly defeated both times. More than 8 out of 10 shares voting on this proposal during the last two years voted against it.

     We agree with the shareholder proponent that a positive diversity record has a positive impact on a company's bottom line. The Company's efforts in achieving a diverse workforce have been recognized by many, including Fortune, which has named the Company one of the 50 Best Companies for Asians, Blacks and Hispanics, and Working Mother magazine, which has included Gannett on its list of the 100 Best Companies for Working Mothers during all 15 years of this survey.

     With respect to the specific diversity-related actions recommended by the shareholder proponent:

          1. The Company continues to file annual EEO-1 reports on the gender and race of Company employees with Federal agencies.

          2. The Company, through its purchasing subsidiary, Gannett Supply Corporation, continues to encourage and monitor the efforts of the Company's operating units to use female and minority suppliers. In fact, in 2001, the Company purchased goods and services from over 25,000 female- and minority-owned suppliers.

          3. Those operating units of the Company that have contracts with the federal government are obligated to adhere to the applicable federal compliance regulations.

     In light of the foregoing, your Board believes that the actions proposed by the shareholder proponent remain unnecessary and recommends that shareholders vote against this proposal.

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the shareholder proposal at the meeting will constitute approval of such proposal. Proxies solicited by the Board of Directors will be voted AGAINST the shareholder proposal unless otherwise indicated. If a shareholder, present in person or by proxy, abstains from voting, the shareholder's shares will not be voted. An abstention from voting has the same legal effect as a vote "against" a proposal. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted in accordance with those instructions. If no voting instructions are given, the shareholder's shares will not be voted with respect to the proposal and will not be counted in determining the number of shares entitled to vote on the proposal.

                       PRINCIPAL HOLDERS OF COMMON STOCK

     As of March 8, 2002, the only person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Gannett Common Stock was Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109. As of December 31, 2001, Wellington Management Company, LLP exercised investment discretion over various institutional accounts that held 15,374,117 shares of Gannett Common Stock, which then constituted 5.8% of the total outstanding shares. Wellington Management Company, LLP holds shared power to dispose of all of these shares, shared power to vote 10,877,579 of these shares and no voting power with respect to the remainder of the shares.

     In February 2002, Wellington Management Company, LLP filed a report with the Securities and Exchange Commission indicating that the shares were held solely for investment purposes in the ordinary course of business and not for the purpose or effect of changing or influencing control of the Company.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

     To be eligible for inclusion in the proxy materials for the Company's 2003 Annual Meeting, shareholder proposals must be received at the Company's principal executive offices by November 22, 2002. A shareholder who wishes to present a proposal at the Company's 2003 Annual Meeting, but who does not request that the Company solicit proxies for the proposal, must submit the proposal to the Company's principal executive offices by February 5, 2003.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally, by telephone or other means. The Company also will request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, Georgeson Shareholder Communications, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses.

     Copies of the 2001 Annual Report have been mailed to shareholders. Shareholders who hold their shares directly with the Company and who previously have elected via householding procedures designated by the Securities and Exchange Commission not to receive an annual report or proxy statement for a specific account may request that the Company mail its 2001 Annual Report and proxy statement to that account by writing to the Secretary, Gannett Co., Inc., 7950 Jones Branch Drive, McLean, Virginia 22107 or by calling the Secretary at
(703) 854-6000.

March 22, 2002

                                GANNETT CO., INC.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  ANNUAL MEETING OF SHAREHOLDERS -- MAY 7, 2002

        The undersigned hereby appoints Douglas H. McCorkindale, Larry F. Miller and Thomas L. Chapple or any of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company to be held on May 7, 2002 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

        PLEASE CAST YOUR VOTES ON THE REVERSE SIDE, BY TELEPHONE OR ONLINE AS DESCRIBED ON THE REVERSE SIDE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. UNLESS MARKED OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.



                                                                 ---------------
                                                                   SEE REVERSE
                                                                      SIDE
                                                                 ---------------

                                                           ---------------------
                                                            COMPANY #
                                                            CONTROL #
                                                           ---------------------

                   VOTING INSTRUCTIONS FOR GANNETT CO., INC.'S
                       2002 ANNUAL MEETING OF SHAREHOLDERS

Gannett Co., Inc. shareholders may vote their shares for matters to be covered at the Company's 2002 Annual Meeting of Shareholders using a toll-free telephone number, via the Internet or using the attached proxy card. Below are the voting instructions for all three options.

VOTE BY PHONE -- 1-800-240-6326
Use any touch tone telephone to vote your proxy at any time 24 hours a day, 7 days a week, until 10:00 a.m. on May 6, 2002. Have your proxy card in hand when you call. You will be prompted to enter the 3-digit Company Number and your 7-digit Control Number which are located above, and then to follow the simple voting instructions. If you would like to attend the meeting, you will have the opportunity to request a ticket at the end of the telephone call.

VOTE BY INTERNET -- HTTP://WWW.EPROXY.COM/GCI/
Use the Internet to vote your shares at any time 24 hours a day, 7 days a week, until 10:00 a.m. on May 6, 2002. Have your proxy card in hand. You will be prompted to enter the 3-digit Company Number and your 7-digit Control Number which are located above, and then to follow the simple voting instructions. You will have the option to access all future materials via the Internet. If you would like to attend the meeting, you can request a ticket online.

VOTE BY MAIL
Mark, sign and date the attached proxy card and return it in the enclosed postage-paid envelope.

    IF YOU VOTE BY PHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD.
                              THANK YOU FOR VOTING.

                            \/ Please detach here \/



THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.
1.  ELECTION OF DIRECTORS:  Nominees are:                                       [ ]  VOTE FOR all nominees    [ ]  VOTE WITHHELD
    01  Meredith A. Brokaw        02  Donna E. Shalala                               except those I have           from all nominees
                                                                                     listed below

    (Instructions: To withhold authority to vote for any individual nominee,         -----------------------------------------------
    write the number(s) in the box provided to the right.)
                                                                                     -----------------------------------------------
2.  PROPOSAL TO ELECT PricewaterhouseCoopers as the Company's Auditors.              [ ]   FOR     [ ]   AGAINST     [ ]   ABSTAIN

THE BOARD RECOMMENDS A VOTE "AGAINST" PROPOSAL 3.

3.  SHAREHOLDER PROPOSAL concerning EEO Reporting and American Indians.              [ ]   FOR     [ ]   AGAINST     [ ]   ABSTAIN

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.

Address Change?  Mark Box   [ ]    Indicate changes below.

                                                                                Date
                                                                                    ------------------------------------------------

                                                                                ----------------------------------------------------


                                                                                ----------------------------------------------------
                                                                                SIGNATURE(s) IN BOX
                                                                                Please sign EXACTLY as name appears at the left.
                                                                                Joint owners each should sign. When signing as
                                                                                attorney, executor, administrator, trustee or
                                                                                guardian, please give full related title.